Exhibit 99.1

NEWS	from:

STEWART INFORMATION SERVICES CORPORATION
P.O. Box 2029, Houston, Texas 77252-2029
www.stewart.com
	Contact:	Ted C. Jones
Director - Investor Relations
(713) 625-8014

FOR   RELEASE  AT  6AM CDT

Stewart Reports Earnings for Third Quarter 2005

HOUSTON, October 27, 2005 -- Stewart Information Services Corporation (NYSE-STC) reported net earnings of $31.8 million, or $1.74 per diluted share, for the three months ended September 30, 2005, versus net earnings of $21.1 million, or $1.16 per diluted share, for the third quarter of 2004. Revenues in the third quarter of 2005 increased 21 percent to $639.4 million from $529.7 million for the same period last year.

Total revenues for the first nine months of 2005 were $1.8 billion, up 15 percent from the same period a year ago. Earnings for the first nine months totaled $79.7 million, or $4.37 per diluted share, versus $62.2 million, or $3.42 per diluted share, for the first nine months of 2004.

Title orders in the third quarter of 2005 were 16 percent greater than the same quarter a year ago. Orders in the month of September were 12 percent greater than the same month last year.

Revenues increased in the third quarter of 2005 over the same period in 2004 due to continuing favorable long-term interest rates, which positively impacted residential and commercial closings. However, long-term interest rates for the month of September 2005 were slightly higher than in September 2004.  Rates rose slightly in early October 2005. Acquisitions also contributed to the increase in revenues. The company’s pretax profit margin increased in the third quarter of 2005 compared to the same quarter a year ago. The increase was primarily due to a higher mix of revenues from direct operations compared to lower margin agency business.  This was offset somewhat by ongoing technology costs, which the company continues to believe will provide for the potential growth in future profits, productivity and market share.

“We are systematically delivering on our strategic plan to increase the effectiveness of our associates, improve customer satisfaction and enhance operating efficiencies – all focused on increasing revenues, margins and shareholder value. Our offices are undergoing a complete process workflow review to apply new technology to increase productivity and reduce costs,” said Stewart Morris, Jr., president and co-chief executive officer. “Book value has increased 11 percent since the end of 2004 to $42.58 per share,” added Morris.

New operations in the quarter included the launching of Stewart Insurance and Financial Services in California.   Recently approved by the California Department of Insurance, this group represents a comprehensive portfolio of property and casualty insurance carriers, including Allied Insurance, The Hartford and Travelers.

Stewart Default Solutions is now offering BackInTheBlack® software for mortgage default and foreclosure services, meeting needs in a key segment of the market that should grow as interest rates rise.  This service includes loss mitigation on non-performing mortgage loans, as well as actual foreclosure and remarketing of the pledged assets.

“Stewart is again serving as the exclusive program sponsor of the Technology Learning Center (TLC) presented at the National Association of Realtors® (NAR) Conference in San Francisco ongoing through October 31,” said Malcolm S. Morris, chairman and co-CEO.  “This will be the sixth consecutive year that we will have sponsored and managed the TLC.  More than 8,000 Realtors will be introduced to new technology enabling them to provide the best service to their buyers and sellers and increase their individual productivity.”

Stewart continues to make strategic acquisitions contributing to its future growth.  The previously announced acquisition of Monroe Title Insurance Corporation of Rochester, New York, is awaiting Monroe shareholder consent and necessary regulatory approval.

Effective September 1, 2005 and retroactive to the start of the year, the Texas Legislature reduced statutory reserve requirements for Stewart’s major title insurer.  This released for other uses a portion of low-yielding statutory reserve investments in the amount of approximately $18.3 million, after taxes, in the third quarter of 2005.

Stewart Information Services Corporation is a technology driven, strategically competitive, real estate information and transaction management company providing title insurance and related information services through more than 8,000 policy-issuing offices and agencies in the United States and a number of international markets.  Stewart also provides post-closing lender services, automated county clerk land records, property ownership mapping, geographic information systems, property information reports, flood certificates, document preparation, background checks and expertise in tax-deferred exchanges. More information can be found at www.stewart.com.

This press release may contain forward-looking statements, which include all statements other than statements of historical facts. Forward-looking statements are not guarantees of performance and no assurance can be given that Stewart’s expectations will be achieved. In particular, historical order counts do not necessarily indicate future revenues because Stewart cannot predict the number of orders that will result in closings.

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Stewart Information Services Corporation

	Three months ended September 30

	2005	2004

Revenues	$639,442,000	$529,663,000
Net earnings	$31,771,000	$21,138,000
Average shares – diluted	18,259,000	18,195,000
Earnings per share:
Basic	$1.75	$1.17
Diluted	$1.74	$1.16

	Nine months ended September 30

	2005	2004

Revenues	$1,801,483,000	$1,560,011,000
Net earnings	$79,664,000	$62,239,000
Average shares – diluted	18,236,000	18,190,000
Earnings per share:
Basic	$4.39	$3.44
Diluted	$4.37	$3.42

STEWART INFORMATION SERVICES CORPORATION
STATEMENTS OF EARNINGS
(In thousands of dollars, except per share amounts)

	Three months ended Sept 30		Nine months ended Sept 30

	2005	2004	2005	2004

Revenues
Title insurance:
Direct operations	287,607	224,814	779,422	648,913
Agency operations	320,545	282,988	935,730	841,470
Real estate information services	22,760	16,001	61,075	51,340
Investment income	8,016	5,920	21,473	16,242
Investment and other gains (losses) – net	514	(60)	3,783	2,046

	639,442	529,663	1,801,483	1,560,011
Expenses
Amounts retained by agencies	259,557	229,525	762,781	684,980
Employee costs	183,863	149,542	513,353	436,345
Other operating expenses	97,963	79,600	270,927	235,328
Title losses and related claims	31,434	25,194	83,778	70,281
Depreciation and amortization	8,592	7,723	24,642	22,981
Interest	883	309	2,278	799
Minority interests	5,499	3,707	14,019	9,715

	587,791	495,600	1,671,778	1,460,429
Earnings before taxes	51,651	34,063	129,705	99,582
Income taxes	19,880	12,925	50,041	37,343

Net earnings	31,771	21,138	79,664	62,239

Average number of diluted shares outstanding (000)	18,259	18,195	18,236	18,190
Earnings per share - diluted	1.74	1.16	4.37	3.42

Segment information:
Title revenues	616,682	513,662	1,740,408	1,508,671
Title pretax earnings	46,579	34,093	120,652	98,504
REI revenues	22,760	16,001	61,075	51,340
REI pretax earnings (loss)	5,072	(30)	9,053	1,078
Selected financial information:
Cash flow from operations	45,903	58,887	133,272	143,697
Title loss payments – net of recoveries	26,336	13,237	59,777	46,216
Changes in other comprehensive earnings (losses - net of taxes)	(4,099)	5,880	(5,244)	(2,493)
Number of title orders opened (000):
July	76.9	69.2
August	86.0	68.7
September	74.8	66.7

Quarter	237.7	204.6

	Sept 30 2005	Dec 31 2004

Stockholders’ equity	772,487	697,313
Number of shares outstanding	18,142	18,121
Book value per share	42.58	38.48

STEWART INFORMATION SERVICES CORPORATION
BALANCE SHEETS (condensed)
(In thousands of dollars)

	Sept 30 2005	Dec 31 2004

Assets
Cash and cash equivalents	131,584	121,383
Short-term investments	219,922	181,195
Investments – statutory reserve funds	427,920	401,814
Investments – other	81,272	68,793
Receivables	86,097	80,277
Property and equipment	84,912	83,391
Title plants	57,130	52,679
Goodwill	151,909	124,636
Intangible assets	15,527	16,988
Other assets	73,110	62,197

	1,329,383	1,193,353

Liabilities
Notes payable	78,938	49,930
Accounts payable and accrued liabilities	111,106	101,544
Estimated title losses	324,766	300,749
Deferred income taxes	24,643	29,335
Minority interests	17,443	14,482

	556,896	496,040
Contingent liabilities and commitments

Stockholders’ equity
Common and Class B Common Stock and additional paid-in capital	144,889	144,135
Retained earnings	622,959	543,295
Accumulated other comprehensive earnings	8,544	13,788
Treasury stock	(3,905)	(3,905)

Total stockholders’ equity	772,487	697,313

	1,329,383	1,193,353

October 27, 2005